Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

October 19, 2010	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION REPORTS
THIRD QUARTER 2010 EARNINGS

Ellwood City, Pennsylvania, October 19, 2010 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2010 of $0.29 per diluted share on net income of $3.5 million compared to earnings of $0.29 per diluted share on net income of $3.5 million for the quarter ended September 30, 2009. The Company’s annualized return on average assets and average equity were 0.71% and 7.89%, respectively, for the quarter ended September 30, 2010, compared to 0.71% and 8.72%, respectively, for the quarter ended September 30, 2009.

For the nine month period ended September 30, 2010, the Company realized earnings of $0.90 per diluted share on net income of $10.8 million compared to earnings of $0.80 per diluted share on net income of $9.7 million for the same period in the prior year, a 12.5% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.74% and 8.39%, respectively, for the nine-month period ended September 30, 2010, compared to 0.65% and 8.45%, respectively, for the nine months ended September 30, 2009.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the  nine months ended September 30, 2010. We have been successful and prudent in managing and improving our net interest rate margin while maintaining our asset quality and improving our future earnings potential. Our net interest rate margin has improved 35 basis points since December 31, 2009. This improvement is largely fueled by the growth in our deposits of $59.1 million, or 6.3%, since December 31, 2009. This steadfast policy in managing and growing our interest rate margin has minimized the effect of impairment related charges on securities and joint ventures on our net income in 2010.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue investment and growth opportunities that will provide a sound investment return to our shareholders, such as the recent relocation of the Zelienople branch office from a strip mall to a free standing full service office and our plans to expand with the construction of our 25th office in Cranberry, Township, Butler County, which is scheduled to open in the fourth quarter of 2011.”

Press Release

October 19, 2010

Consolidated net income remained unchanged at $3.5 million for the quarter ended September 30, 2010, compared to the same period in the prior year.  Net interest income increased $1.2 million, or 12.3%, primarily due to decreases in interest expense on deposits and borrowings of $3.0 million, partially offset by a decrease in interest income of $1.8 million. Offsetting the increase to net interest income was an increase in provision for loan losses of $314,000, a decrease of $185,000 in noninterest income, an increase in noninterest expense of $775,000 and an increase of $127,000 in net income attributable to the noncontrolling interest. The Company’s provision for income taxes decreased $153,000 over the same period last year.  The $314,000 increase in provisions for loan losses was primarily related to the estimated loss of $506,000 on a commercial loan to a local automobile dealer. Included in the decrease in non-interest income were increases to net impairment losses on securities and impairment losses on derivatives of $210,000 and $149,000, respectively, partially offset by an increase to income from real estate joint ventures of $296,000. The $775,000 increase in non-interest expense included increases in compensation and employee benefits and other expenses of $495,000 and $256,000, respectively.

Consolidated net income for the nine month period ended September 30, 2010, as compared to the nine month period ended September 30, 2009, increased $1.1 million, or 11.9%, to $10.8 million from $9.7 million.  This increase was primarily the result of an increase in net interest income of $4.7 million, partially offset by increases in provision for loan losses, noninterest expense,  provision for income taxes and the net income attributable to the non-controlling interest of $352,000, $648,000,  $473,000 and $176,000, respectively, as well as a decrease in noninterest income of $1.9 million. Net interest income increased for the nine months primarily due to decreases in interest expense on deposits and borrowings of $9.8 million, which was partially offset by a decrease in interest income of $5.1 million. The $352,000 increase in provisions for loan losses was primarily related to the estimated loss of $506,000 on a commercial loan to a local automobile dealer. Included in the decrease in non-interest income were decreases to net gain on sale of loans, cash surrender value of bank owned life insurance (BOLI) and net realized gain on securities of $176,000, $142,000 and $784,000, respectively, partially offset by an increase in income from real estate joint ventures of $388,000. The $648,000 increase in non-interest expense included increases in compensation and employee benefits and other expense of $993,000 and $249,000, respectively, partially offset by a decrease in FDIC insurance of $668,000.

Net realized loss on securities increased for the quarter ended September 30, 2010 due to impairment charges of approximately $384,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions and $35,000 on two of the Company’s equity securities.  Net realized loss on securities increased for the nine month period ended September 30, 2010 due to impairment charges of approximately $810,000 on the $2.5 million collateralized debt obligation, $115,000 on a collateralized mortgage obligation and $75,000 on four of the Company’s equity securities. The collateralized debt obligation had an original carrying value of $2.5 million; the remaining carrying value is $585,000 at September 30, 2010.

The Company’s total assets decreased by $21.1 million, or 1.1%, to $1.9 billion at September 30, 2010, compared to $2.0 billion at December 31, 2009.  The decrease in assets resulted primarily from decreases in securities available for sale of $27.6 million, or 2.5%, loans receivable of $10.9 million, or 1.6%, accrued interest receivable of $962,000, or 9.3%, real estate held for investment of $2.6 million, or 9.3%, and prepaid expenses and other assets of $2.1 million, or 17.9%. These decreases were partially offset by increases in cash and cash equivalents of $21.1 million, or 129.4%, premises and equipment of $705,000, or 5.4%, real estate held for foreclosure of $914,000, or 126.1%, and BOLI of $546,000, or 1.9%. The Company’s total liabilities decreased by $31.1 million, or 1.7%, to $1.8 billion at September 30, 2010. This decrease in total liabilities was primarily the result of decreases in borrowings of $94.6 million, or 11.4%, advance payments by borrowers for taxes and insurance of $1.3 million, or 50.7%, and accounts payable for land development of $912,000, or 19.8%, partially offset by increases in deposits of $59.1 million, or 6.3%, and accrued expenses and other liabilities of $6.7 million, or 45.5%.  Total stockholders’ equity increased $9.9 million, or 6.0%, to $174.7 million at September 30, 2010, from $164.8 million at December 31, 2009.  The increase in stockholders’ equity was primarily the result of an increase to accumulated other comprehensive income and retained earnings of $2.4 million and $6.9 million, respectively.  Average stockholders’ equity to average assets was 8.81% and book value per share was $14.54 at September 30, 2010, compared to 7.95% and $13.70, respectively, at December 31, 2009.

Press Release

October 19, 2010

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

October 19, 2010

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Interest income	$21,128	$22,898	$64,657	$69,792
Interest expense	10,164	13,141	32,093	41,919

Net interest income	10,964	9,757	32,564	27,873
Provision for loan losses	550	236	1,104	752
Net interest income after provision for
loan losses	10,414	9,521	31,460	27,121
Noninterest income	1,136	1,321	2,893	4,786
Noninterest expense	7,189	6,414	20,576	19,928
Income before provision
for income taxes	4,361	4,428	13,777	11,979
Provision for income taxes	695	848	2,615	2,142

Net income	3,666	3,580	11,162	9,837
Less: Net income (loss) attributable to noncontrolling interest	201	74	349	173
Net income attributable to ESB Financial Corporation	$3,465	$3,506	$10,813	$9,664

Net income per share:
Basic	$0.29	$0.29	$0.90	$0.81
Diluted	$0.29	$0.29	$0.90	$0.80

Net interest margin	2.69%	2.37%	2.64%	2.22%
Annualized return on average assets	0.71%	0.71%	0.74%	0.65%
Annualized return on average equity	7.89%	8.72%	8.39%	8.45%

			September 30,	December 31,
			2010	2009

Total assets			$1,939,535	$1,960,677
Cash and cash equivalents			37,393	16,300
Total investment securities			1,079,351	1,106,910
Loans receivable, net			660,492	671,387
Customer deposits			1,003,412	944,347
Borrowed funds (includes subordinated debt)			735,088	829,641
Stockholders' equity			174,679	164,752
Book value per share			$14.54	$13.70

Average equity to average assets			8.81%	7.95%
Allowance for loan losses to loans receivable			0.94%	0.88%
Non-performing assets to total assets			0.33%	0.25%
Non-performing loans to total loans			0.67%	0.59%